Exhibit 99.1

MFA
FINANCIAL, INC.

One Vanderbilt Avenue
48th Floor
New York, New York 10017
(212) 207-6400

PRESS RELEASE	FOR IMMEDIATE RELEASE

March 4, 2025	NEW YORK METRO

CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MFA Financial, Inc. Elects Christopher Small to Board of Directors

NEW YORK – MFA Financial, Inc. (NYSE: MFA) announced today that its Board of Directors has elected Christopher Small to its Board effective immediately.

“We couldn’t be more pleased to welcome Chris Small to the MFA Board,” said Laurie Goodman, MFA’s Board Chair. “Chris’s extensive experience in investment banking and capital markets working with residential mortgage finance and other specialty finance firms will provide significant benefits to MFA’s Board, management team and stockholders. We look forward to having Chris’s expertise and perspective as we further strengthen our Board with his addition.”

Mr. Small, 47, has, since October 2022, served as Chief Executive Officer of Black Owl Managing, LLC, a family investment office. From 2010 to 2022 Mr. Small worked in investment banking at Wells Fargo Securities, where he served in various roles of increasing responsibility, including most recently as Managing Director and Head of Diversified Financials for FIG Corporate and Investment Banking from 2019 to 2022 and Managing Director and Head of Financial Institutions Group Investment Banking from 2018 to 2019. While at Wells Fargo, Mr. Small had coverage responsibilities for several companies across the mortgage finance industry, including mortgage REITs, origination platforms and mortgage servicers. Prior to his tenure at Wells Fargo, Mr. Small served as an investment professional at American Capital, Ltd., an alternative investment platform, from 2007 to 2009. Mr. Small began his career in investment banking at JMP Securities LLC, where he worked from 2003 to 2007. Mr. Small received an A.B. degree from Princeton University.

In connection with his election to the Board, Mr. Small will also serve on the Audit Committee and Compensation Committee of the Board.

MFA Financial, Inc. is a leading specialty finance company that invests in residential mortgage loans, residential mortgage-backed securities and other real estate assets. Through its wholly owned subsidiary, Lima One Capital, MFA also originates and services business purpose loans for real estate investors.  MFA has distributed over $4.8 billion in dividends to stockholders since its initial public offering in 1998.  MFA is an internally managed, publicly traded real estate investment trust.